Results of Shareholder Meeting (Unaudited)
At the special meeting of shareholders of MFS Municipal High Income, which was held on October 19, 2001, the following actions were taken:
Item 1.Trustees of the Trust were elected as follows:
Nominee
Number of Shares
For Withhold Authority
Jeffrey L. Shames 120,418,227.330 2,176,837.613
John W. Ballen 120,395,775.499 2,199,289.444
Lawrence H. Cohn 120,400,303.712 2,194,761.231
J. David Gibbons 120,373,244.080 2,221,820.863
William R. Gutow 120,402,099.788 2,192,965.155
J. Atwood Ives 120,415,148.437 2,179,916.506
Abby M. O'Neill 120,350,148.082 2,244,916.861
Lawrence T. Perera 120,413,228.250 2,181,836.693
William J. Poorvu 120,396,005.549 2,199,059.394
Arnold D. Scott 120,424,595.808 2,170,469.135
J. Dale Sherratt 120,406,842.458 2,188,222.485
Elaine R. Smith 120,318,860.486 2,276,204.457
Ward Smith 120,368,501.885 2,226,563.058
Item 2.The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For 118,838,834.683
Against 3,530,028.500
Abstain 4,375,605.288
Broker Non-votes 15,799,854.000
Item 3.The amendment or removal of certain fundamental investment policies. Number of Shares
For 94,140,460.456
Against 2,896,095.688
Abstain 3,795,772.799
Broker Non-votes 21,762,736.000
Item 4.The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 116,328,223.735
Against 2,538,927.716
Abstain 3,727,913.492
Item 5.To approve a new management fee.
Number of Shares
For 88,870,863.310
Against 6,913,949.392
Abstain 5,047,516.241
Broker non-votes 21,762,736.000
Item 6.The ratification of the election of Ernst & Young LLP as the independent public accountants to be employed by the Trust for the fiscal year ending January 31, 2002.
Number of Shares
For 119,003,119.134
Against 1,110,039.492
Abstain 2,481,906.317